Exhibit 99.1

The Goldman Sachs Group, Inc. ½ 85 Broad Street ½ New York, New York 10004

GOLDMAN SACHS REPORTS RECORD EARNINGS PER COMMON SHARE OF $19.69 FOR 2006

FOURTH QUARTER EARNINGS PER COMMON SHARE WERE $6.59

NEW YORK, December 12, 2006 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $37.67 billion and net earnings of $9.54 billion for the year ended November 24, 2006. Diluted earnings per common share were $19.69, an increase of 76% compared with $11.21 for the year ended November 25, 2005. Return on average tangible common shareholders’ equity (1) (ROTE) was 39.8% and return on average common shareholders’ equity (ROE) was 32.8% for 2006.

Fourth quarter net revenues were $9.41 billion and net earnings were $3.15 billion. Diluted earnings per common share were $6.59 compared with $3.35 for the same 2005 quarter and $3.26 for the third quarter of 2006. Annualized ROTE (1) was 50.0% and annualized ROE was 41.5% for the fourth quarter.

Excluding non-cash expenses of $637 million related to the accounting for certain share-based awards under SFAS No. 123-R (2), net earnings for the year were $9.96 billion (2), diluted earnings per common share were $20.57 (2), ROTE (1) was 41.8% (2) and ROE was 34.4% (2). Excluding such non-cash expenses of $129 million for the fourth quarter, net earnings were $3.23 billion (2), diluted earnings per common share were $6.77 (2), annualized ROTE (1) was 51.7% (2) and annualized ROE was 42.8% (2).

Annual Business Highlights

•	Goldman Sachs achieved record annual results in 2006, generating record net revenues, net earnings, diluted earnings per common share, ROTE (1) and ROE.

•	The firm continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions, equity and equity-related offerings and public common stock offerings for the calendar year-to-date. (3)

•	Investment Banking generated record net revenues of $5.63 billion, 5% higher than the previous record set in 2000.

•	Fixed Income, Currency and Commodities (FICC) produced record net revenues of $14.26 billion, 60% higher than the previous record set in 2005.

•	Equities generated record net revenues of $8.48 billion, 50% higher than the previous record set in 2005.

•	Principal Investments achieved record net revenues of $2.82 billion.

•	Asset Management achieved record net revenues of $4.29 billion. Assets under management increased $144 billion or 27% to a record $676 billion, with net asset inflows of $94 billion in 2006.

•	Securities Services achieved record net revenues of $2.18 billion.

“We are very pleased with this year’s performance,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “The breadth of our franchise, the diversity of our businesses and the performance of our people enabled us to serve our clients around the world.”

Media Relations:  Peter Rose  212-902-5400   ½   Investor Relations:  John Andrews  212-357-2674

Net Revenues

Investment Banking

Full Year
Net revenues in Investment Banking were $5.63 billion for the year, 53% higher than 2005. Net revenues in Financial Advisory were $2.58 billion, 35% higher than 2005, primarily reflecting strong growth in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $3.05 billion, 73% higher than 2005. Net revenues were significantly higher in equity underwriting, reflecting increased client activity. Net revenues were also significantly higher in debt underwriting, primarily due to a significant increase in leveraged finance activity and, to a lesser extent, an increase in investment-grade activity. The firm’s investment banking backlog at the end of 2006 was higher than at the end of 2005. (4)

Fourth Quarter
Net revenues in Investment Banking were $1.34 billion, 42% higher than the fourth quarter of 2005 and 4% higher than the third quarter of 2006. Net revenues in Financial Advisory were $627 million, 15% higher than the fourth quarter of 2005, reflecting increased client activity. Net revenues in the firm’s Underwriting business were $717 million, 78% higher than the fourth quarter of 2005. Net revenues were significantly higher in debt underwriting, primarily due to an increase in leveraged finance and investment-grade activity, as well as in equity underwriting, primarily reflecting an increase in initial public offerings. The firm’s investment banking backlog increased during the quarter. (4)

Trading and Principal Investments

Full Year
Net revenues in Trading and Principal Investments were $25.56 billion for the year, 52% higher than 2005.

Net revenues in FICC were $14.26 billion for the year, 60% higher than 2005, primarily due to significantly higher net revenues in credit products (which includes distressed investing) and commodities. In addition, net revenues were higher in interest rate products, currencies and mortgages. During 2006, the business operated in an environment characterized by strong customer-driven activity and favorable market opportunities. In addition, corporate credit spreads tightened, the yield curve flattened and volatility levels were generally low in interest rate and currency markets.

Net revenues in Equities were $8.48 billion for the year, 50% higher than 2005, primarily reflecting significantly higher net revenues in derivatives, across all regions, as well as higher net revenues in shares. The increase also reflected the contribution from the firm’s insurance business, which was acquired in 2006. In addition, principal strategies performed well, although net revenues were lower than a particularly strong 2005. During 2006, Equities operated in a favorable environment characterized by strong customer-driven activity, generally higher equity prices and favorable market opportunities, although volatility levels were generally low.

Principal Investments recorded net revenues of $2.82 billion, reflecting a $937 million gain related to the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC), a $527 million gain related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG) and $1.35 billion in gains and overrides from other principal investments.

Fourth Quarter
Net revenues in Trading and Principal Investments were $6.63 billion, 57% higher than the fourth quarter of 2005 and 37% higher than the third quarter of 2006.

Net revenues in FICC were $3.10 billion, 58% higher than the fourth quarter of 2005, reflecting higher net revenues in credit products, commodities and, to a lesser extent, interest rate products. These increases were partially offset by significantly lower net revenues in currencies as well as lower net revenues in mortgages. During the quarter, FICC operated in an environment characterized by solid customer-driven activity, tightening corporate credit spreads and generally low volatility levels in interest rate and currency markets.

Net revenues in Equities were $2.13 billion, 52% higher than the fourth quarter of 2005, primarily reflecting higher net revenues in shares and derivatives. The increase also reflected the contribution from the firm’s insurance business, which was acquired in 2006. Net revenues in principal strategies were essentially unchanged compared with the fourth quarter of 2005. During the quarter, Equities operated in a favorable environment characterized by rising equity prices and solid customer-driven activity.

Principal Investments recorded net revenues of $1.40 billion, reflecting a $949 million gain related to the firm’s investment in ICBC, $528 million in gains and overrides, primarily from other corporate principal investments, and a $78 million loss related to the firm’s investment in SMFG.

Asset Management and Securities Services

Full Year
Net revenues in Asset Management and Securities Services were $6.47 billion for the year, 36% higher than 2005.

Asset Management net revenues were $4.29 billion for the year, 45% higher than 2005, reflecting significantly higher management and other fees, principally due to strong growth in assets under management, and significantly higher incentive fees. During the year, assets under management increased $144 billion or 27% to $676 billion, reflecting non-money market net asset inflows of $77 billion, spread across all asset classes, money market net asset inflows of $17 billion (5), and market appreciation of $50 billion, primarily in equity and fixed income assets.

Securities Services net revenues were $2.18 billion, 22% higher than 2005, as the firm’s prime brokerage business continued to generate strong results, primarily reflecting significantly higher global customer balances in securities lending and margin lending.

Fourth Quarter
Net revenues in Asset Management and Securities Services were $1.43 billion, 16% higher than the fourth quarter of 2005 and 2% lower than the third quarter of 2006.

Asset Management net revenues were $933 million, 19% higher than the fourth quarter of 2005. The increase was driven by significantly higher management and other fees, primarily due to growth in assets under management, partially offset by lower incentive fees. During the quarter, assets under management increased $47 billion or 7% to $676 billion, reflecting non-money market net asset inflows of $17 billion, spread across all asset classes, money market net asset inflows of $7 billion and market appreciation of $23 billion in equity and fixed income assets.

Securities Services net revenues were $496 million, 11% higher than the fourth quarter of 2005, as the firm’s prime brokerage business continued to generate strong results, reflecting significantly higher global customer balances in securities lending and margin lending.

Expenses

Operating expenses were $23.11 billion for 2006, 36% higher than 2005.

Compensation and Benefits

Compensation and benefits expenses were $16.46 billion for 2006, 40% higher than 2005, primarily reflecting increased discretionary compensation due to higher net revenues, and increased employment levels. The ratio of compensation and benefits to net revenues for 2006 was 43.7% compared with 46.6% (6) for 2005. Employment levels increased 12% compared with the end of 2005, including 3% during the fourth quarter.

In the first quarter of 2006, the firm adopted SFAS No. 123-R, which requires that share-based awards granted to retirement-eligible employees be expensed in the year of grant. In addition to expensing current year awards, prior year awards must continue to be amortized over the relevant service period. Therefore, although there is no incremental economic cost to the firm, compensation and benefits in 2006 included both amortization of prior year awards as well as new awards granted to retirement-eligible employees for services rendered in 2006.

Compensation and benefits expenses in 2006 included $637 million in continued amortization of prior year awards held by employees that were retirement-eligible on the date of adoption of SFAS No. 123-R. This amount represented the majority of the expense to be recognized with respect to these awards. The ratio of compensation and benefits to net revenues, excluding the non-cash expenses of $637 million, was 42.0% (2) for 2006.

Beginning in the fourth quarter of 2006, “Cost of power generation” in the consolidated statements of earnings was reclassified to operating expenses. “Cost of power generation” was previously reported as a reduction to revenues. Prior periods have been reclassified to conform to the current presentation, with no impact to the firm’s reported net earnings (6). The effect of this reclassification on the ratio of compensation and benefits to net revenues was to decrease the ratio by approximately 30 basis points and 60 basis points for 2006 and 2005, respectively.

Non-Compensation Expenses

Full Year
Non-compensation expenses were $6.65 billion for 2006, 28% higher than 2005. Excluding non-compensation expenses related to consolidated entities held for investment purposes (7), non-compensation expenses were 24% higher than 2005, primarily due to higher brokerage, clearing, exchange and distribution fees (8) in Equities and FICC, and increased other expenses (8), primarily due to costs related to the firm’s insurance business, which was acquired in 2006. In addition, market development costs and professional fees were higher, reflecting increased levels of business activity, and occupancy expenses increased, primarily reflecting new office space and higher facility expenses.

Fourth Quarter
Non-compensation expenses were $1.92 billion, 31% higher than the fourth quarter of 2005 and 13% higher than the third quarter of 2006. Excluding non-compensation expenses related to consolidated entities held for investment purposes (7), the increase in non-compensation expenses compared with the fourth quarter of 2005 was primarily due to higher brokerage, clearing, exchange and distribution fees (8) in Equities and FICC, and increased other expenses (8), primarily due to costs related to the firm’s insurance business, which was acquired in 2006. In addition, market development costs were higher, reflecting increased levels of business activity, and occupancy expenses increased, primarily due to new office space, higher facility expenses and $18 million of real estate exit costs.

Provision For Taxes

The effective income tax rate was 34.5% for 2006, up from 33.3% for the first nine months of 2006 and 32.0% for 2005. The increase in the effective income tax rate for 2006 compared with the first nine months of 2006 was primarily due to higher state and local taxes and a change in the geographic mix of earnings. The increase in the effective income tax rate for 2006 compared with 2005 was primarily related to a reduction in the impact of permanent benefits due to higher levels of earnings in 2006 and audit settlements in 2005.

Capital

As of November 24, 2006, total capital was $158.63 billion, consisting of $35.79 billion in total shareholders’ equity (common equity of $32.69 billion and preferred stock of $3.10 billion) and $122.84 billion in unsecured long-term borrowings (9). Book value per common share was $72.62 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 450.1 million at year end. Tangible book value per common share was $61.47. (1)

The firm repurchased 50.2 million shares of its common stock at an average price of $155.64 per share, at a total cost of $7.82 billion during 2006, including 20.8 million shares of its common stock at an average price of $175.82 per share, at a total cost of $3.65 billion in the fourth quarter. The remaining share authorization under the firm’s existing common stock repurchase program is 52.6 million shares.

Dividends

The Board of Directors of The Goldman Sachs Group, Inc. (the Board) declared a dividend of $0.35 per common share to be paid on February 22, 2007 to common shareholders of record on January 23, 2007. The Board also declared dividends of $391.28, $387.50, $391.28 and $386.17 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1000th interest in a share of preferred stock), to be paid on February 10, 2007 to preferred shareholders of record on January 26, 2007.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 25, 2005.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 25, 2005.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 4464784, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Year Ended		% Change From
	Nov. 24,	Nov. 25,	Nov. 25,
	2006	2005	2005

Investment Banking
Financial Advisory	$2,580	$1,905	35%

Equity underwriting	1,365	704	94
Debt underwriting	1,684	1,062	59

Total Underwriting	3,049	1,766	73

Total Investment Banking	5,629	3,671	53

Trading and Principal Investments
FICC (6)	14,262	8,940	60

Equities trading	4,965	2,675	86
Equities commissions	3,518	2,975	18

Total Equities	8,483	5,650	50

SMFG	527	1,475	(64)
ICBC	937	—	N.M.
Other corporate and real estate gains and losses	949	569	67
Overrides	404	184	120

Total Principal Investments	2,817	2,228	26

Total Trading and Principal Investments	25,562	16,818	52

Asset Management and Securities Services
Management and other fees	3,332	2,629	27
Incentive fees	962	327	194

Total Asset Management	4,294	2,956	45

Securities Services	2,180	1,793	22

Total Asset Management and Securities Services	6,474	4,749	36

Total net revenues	$37,665	$25,238	49

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	Nov. 24,	Aug. 25,	Nov. 25,	Aug. 25,	Nov. 25,
	2006	2006	2005	2006	2005

Investment Banking
Financial Advisory	$627	$609	$546	3%	15%

Equity underwriting	330	270	205	22	61
Debt underwriting	387	409	197	(5)	96

Total Underwriting	717	679	402	6	78

Total Investment Banking	1,344	1,288	948	4	42

Trading and Principal Investments
FICC (6)	3,104	2,860	1,967	9	58

Equities trading	1,235	707	602	75	105
Equities commissions	896	844	800	6	12

Total Equities	2,131	1,551	1,402	37	52

SMFG	(78)	261	723	N.M.	N.M.
ICBC	949	(8)	—	N.M.	N.M.
Other corporate and real estate gains and losses	323	142	109	127	196
Overrides	205	35	20	N.M.	N.M.

Total Principal Investments	1,399	430	852	N.M.	64

Total Trading and Principal Investments	6,634	4,841	4,221	37	57

Asset Management and Securities Services
Management and other fees	910	822	682	11	33
Incentive fees	23	96	105	(76)	(78)

Total Asset Management	933	918	787	2	19

Securities Services	496	537	447	(8)	11

Total Asset Management and Securities Services	1,429	1,455	1,234	(2)	16

Total net revenues	$9,407	$7,584	$6,403	24	47

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts

	Year Ended		% Change From
	Nov. 24,	Nov. 25,	Nov. 25,
	2006	2005	2005

Revenues
Investment banking	$5,613	$3,599	56%
Trading and principal investments	24,027	15,452	55
Asset management and securities services	4,527	3,090	47
Interest income	35,186	21,250	66

Total revenues	69,353	43,391	60

Interest expense	31,688	18,153	75

Revenues, net of interest expense (6)	37,665	25,238	49

Operating expenses
Compensation and benefits (6)	16,457	11,758	40

Brokerage, clearing, exchange and distribution fees (8)	1,985	1,416	40
Market development	492	378	30
Communications and technology	544	490	11
Depreciation and amortization	521	501	4
Amortization of identifiable intangible assets	173	124	40
Occupancy	850	728	17
Professional fees	545	475	15
Cost of power generation (6)	406	386	5
Other expenses (8)	1,132	709	60

Total non-compensation expenses	6,648	5,207	28

Total operating expenses	23,105	16,965	36

Pre-tax earnings	14,560	8,273	76
Provision for taxes	5,023	2,647	90

Net earnings	9,537	5,626	70

Preferred stock dividends	139	17	N.M.

Net earnings applicable to common shareholders	$9,398	$5,609	68

Earnings per common share
Basic	$20.93	$11.73	78%
Diluted	19.69	11.21	76
Diluted, excluding the impact of the continued amortization of prior year share-based awards in 2006 (2)	20.57	11.21	83

Average common shares outstanding
Basic	449.0	478.1	(6)
Diluted	477.4	500.2	(5)

Selected Data
Ratio of compensation and benefits to net revenues (6)	43.7%	46.6%

Ratio of compensation and benefits to net revenues, excluding the impact of the continued amortization of prior year share-based awards in 2006 (2) (6)	42.0	46.6

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and employees

	Three Months Ended			% Change From
	Nov. 24,	Aug. 25,	Nov. 25,	Aug. 25,	Nov. 25,
	2006	2006	2005	2006	2005

Revenues
Investment banking	$1,337	$1,285	$932	4%	43%
Trading and principal investments	6,051	4,368	3,907	39	55
Asset management and securities services	982	975	820	1	20
Interest income	9,756	9,351	6,486	4	50

Total revenues	18,126	15,979	12,145	13	49

Interest expense	8,719	8,395	5,742	4	52

Revenues, net of interest expense (6)	9,407	7,584	6,403	24	47

Operating expenses
Compensation and benefits (6)	2,505	3,530	2,458	(29)	2

Brokerage, clearing, exchange and distribution fees (8)	571	523	403	9	42
Market development	154	117	110	32	40
Communications and technology	148	141	125	5	18
Depreciation and amortization	143	126	130	13	10
Amortization of identifiable intangible assets	45	50	31	(10)	45
Occupancy	237	221	194	7	22
Professional fees	178	135	153	32	16
Cost of power generation (6)	98	101	99	(3)	(1)
Other expenses (8)	343	278	221	23	55

Total non-compensation expenses	1,917	1,692	1,466	13	31

Total operating expenses	4,422	5,222	3,924	(15)	13

Pre-tax earnings	4,985	2,362	2,479	111	101
Provision for taxes	1,833	768	847	139	116

Net earnings	3,152	1,594	1,632	98	93

Preferred stock dividends	48	39	8	N.M.	N.M.

Net earnings applicable to common shareholders	$3,104	$1,555	$1,624	100	91

Earnings per common share
Basic	$7.06	$3.46	$3.53	104%	100%
Diluted	6.59	3.26	3.35	102	97
Diluted, excluding the impact of the continued amortization of prior year share-based awards in 2006 (2)	6.77	3.45	3.35	96	102

Average common shares outstanding
Basic	439.8	449.4	459.4	(2)	(4)
Diluted	470.7	477.4	485.2	(1)	(3)

Selected Data
Employees at period end (10) (11)	26,467	25,647	23,623	3	12

Ratio of compensation and benefits to net revenues (6)	26.6%	46.5%	38.4%

Ratio of compensation and benefits to net revenues, excluding the impact of the continued amortization of prior year share-based awards in 2006 (2) (6)	25.3	44.8	38.4

NON-COMPENSATION EXPENSES
(UNAUDITED)
$ in millions

	Year Ended		% Change From
	Nov. 24,	Nov. 25,	Nov. 25,
	2006	2005	2005

Non-compensation expenses of consolidated investments (7)	$501	$265	89%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing, exchange and distribution fees (8)	1,985	1,416	40
Market development	461	361	28
Communications and technology	537	487	10
Depreciation and amortization	444	467	(5)
Amortization of identifiable intangible assets	169	124	36
Occupancy	738	674	9
Professional fees	534	468	14
Cost of power generation (6)	406	386	5
Other expenses (8)	873	559	56

Subtotal	6,147	4,942	24

Total non-compensation expenses, as reported	$6,648	$5,207	28

	Three Months Ended			% Change From
	Nov. 24,	Aug. 25,	Nov. 25,	Aug. 25,	Nov. 25,
	2006	2006	2005	2006	2005

Non-compensation expenses of consolidated investments (7)	$130	$153	$101	(15)%	29%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing, exchange and distribution fees (8)	571	523	403	9	42
Market development	148	108	103	37	44
Communications and technology	146	139	124	5	18
Depreciation and amortization	119	103	113	16	5
Amortization of identifiable intangible assets	43	48	31	(10)	39
Occupancy	210	188	166	12	27
Professional fees	176	132	150	33	17
Cost of power generation (6)	98	101	99	(3)	(1)
Other expenses (8)	276	197	176	40	57

Subtotal	1,787	1,539	1,365	16	31

Total non-compensation expenses, as reported	$1,917	$1,692	$1,466	13	31

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)

Average Daily VaR (12)
$ in millions

	Three Months Ended			Twelve Months Ended
	Nov. 24,	Aug. 25,	Nov. 25,	Nov. 24,	Nov. 25,
	2006	2006	2005	2006	2005

Risk Categories
Interest rates	$51	$55	$45	$49	$37
Equity prices	75	61	44	72	34
Currency rates	14	21	15	21	17
Commodity prices	29	31	25	30	26
Diversification effect (13)	(63)	(76)	(49)	(71)	(44)

Total	$106	$92	$80	$101	$70

Assets Under Management (14)
$ in billions

	As of			% Change From
	Nov. 30,	Aug. 31,	Nov. 30,	Aug. 31,	Nov. 30,
	2006	2006	2005	2006	2005

Alternative investments	$145	$139	$110	4%	32%
Equity	215	193	167	11	29
Fixed income	198	186	154	6	29

Total non-money market assets	558	518	431	8	29
Money markets	118	111	101	6	17

Total assets under management	$676	$629	$532	7	27

	Three Months Ended				Year Ended
	Nov. 30,	Aug. 31,		Nov. 30,	Nov. 30,		Nov. 30,
	2006	2006		2005	2006		2005

Balance, beginning of period	$629	$593		$520	$532		$452

Net asset inflows / (outflows)
Alternative investments	6	13		2	32		11
Equity	4	4		4	16		25
Fixed income	7	10		(1)	29		16

Total non-money market net asset inflows / (outflows)	17	27		5	77		52
Money markets	7	3	(5)	3	17	(5)	11

Total net asset inflows / (outflows)	24	30		8	94		63

Net market appreciation / (depreciation)	23	6		4	50		17

Balance, end of period	$676	$629		$532	$676		$532

Principal Investments
$ in millions

	As of November 24, 2006
	Corporate	Real Estate	Total

Private	$2,741	$555	$3,296
Public	934	33	967

Subtotal	3,675	588	4,263
SMFG convertible preferred stock (15)	4,505	—	4,505
ICBC ordinary shares (16)	5,194	—	5,194

Total	$13,374	$588	$13,962

Footnotes

(1)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, excluding power contracts. The firm does not deduct power contracts because, unlike other intangible assets, less than 50% of these assets are supported by common shareholders’ equity. In the fourth quarter of 2006, management amended its calculation of tangible common shareholders’ equity to deduct insurance-related intangible assets (value of business acquired (VOBA) and deferred acquisition costs (DAC)) from total shareholders’ equity, because more than 50% of these assets are supported by common shareholders’ equity. Prior periods have been restated to conform to the current period presentation.

Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally. ROTE is computed by dividing net earnings (or annualized net earnings for annualized ROTE) applicable to common shareholders by average monthly tangible common shareholders’ equity.

The following table sets forth a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

	Average for the		As of
	Year Ended	Three Months Ended
	November 24, 2006	November 24, 2006	November 24, 2006
	(unaudited, $ in millions)

Total shareholders’ equity	$31,048	$33,034	$35,786
Preferred stock	(2,400)	(3,100)	(3,100)

Common shareholders’ equity	28,648	29,934	32,686
Goodwill and identifiable intangible assets, excluding power contracts	(5,013)	(5,089)	(5,019)

Tangible common shareholders’ equity	$23,635	$24,845	$27,667

(2)	Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment,” focuses primarily on accounting for transactions in which an entity obtains employee services in exchange for share-based payments. In the first quarter of 2006, the firm adopted SFAS No. 123-R, which requires that share-based awards granted to retirement-eligible employees be expensed in the year of grant. In addition to expensing current year awards, prior year awards must continue to be amortized over the relevant service period. Therefore, compensation and benefits expenses in 2006 included (and, to a lesser extent, 2007 and 2008 will include) both amortization of prior year awards and new awards granted to retirement-eligible employees. Management believes that presenting the firm’s results excluding the impact of the continued amortization of prior year share-based awards granted to retirement-eligible employees increases the comparability of period-to-period operating results and allows for a more meaningful representation of the relationship of current period compensation to net revenues.

The following tables set forth a reconciliation of net earnings, diluted earnings per common share, common shareholders’ equity and the ratio of compensation and benefits to net revenues, as reported, to these items excluding the impact of the continued amortization of prior year share-based awards granted to retirement-eligible employees:

	Year Ended	Three Months Ended
	November 24, 2006	November 24, 2006	August 25, 2006
	(unaudited, $ in millions)

Net earnings	$9,537	$3,152	$1,594
Impact of the continued amortization of prior year share-based awards, net of tax	421	81	90

Net earnings, excluding the impact of the continued amortization of prior year share-based awards	9,958	3,233	1,684
Preferred stock dividends	(139)	(48)	(39)

Net earnings applicable to common shareholders, excluding the impact of the continued amortization of prior year share-based awards	$9,819	$3,185	$1,645

	Year Ended	Three Months Ended
	November 24, 2006	November 24, 2006	August 25, 2006
	(unaudited)

Diluted earnings per common share	$19.69	$6.59	$3.26
Impact of the continued amortization of prior year share-based awards, net of tax	0.88	0.18	0.19

Diluted earnings per common share, excluding the impact of the continued amortization of prior year share-based awards	$20.57	$6.77	$3.45

Footnotes (continued)

	Average for the
	Year Ended	Three Months Ended
	November 24, 2006	November 24, 2006	August 25, 2006
	(unaudited, $ in millions)

Total shareholders’ equity	$31,048	$33,034	$32,618
Preferred stock	(2,400)	(3,100)	(2,850)

Common shareholders’ equity	28,648	29,934	29,768
Impact of the continued amortization of prior year share-based awards, net of tax	(122)	(192)	(147)

Common shareholders’ equity, excluding the impact of the continued amortization of prior year share-based awards	28,526	29,742	29,621
Goodwill and identifiable intangible assets, excluding power contracts (see footnote 1 above)	(5,013)	(5,089)	(5,094)

Tangible common shareholders’ equity (see footnote 1 above), excluding the impact of the continued amortization of prior year share-based awards	$23,513	$24,653	$24,527

	Year Ended	Three Months Ended
	November 24, 2006	November 24, 2006	August 25, 2006
	(unaudited, $ in millions)

Compensation and benefits	$16,457	$2,505	$3,530
Impact of the continued amortization of prior year share-based awards	(637)	(129)	(133)

Compensation and benefits, excluding the impact of the continued amortization of prior year share-based awards	$15,820	$2,376	$3,397

Total net revenues	$37,665	$9,407	$7,584
Ratio of compensation and benefits to net revenues, excluding the impact of the continued amortization of prior year share-based awards	42.0%	25.3%	44.8%

The firm’s ratio of compensation and benefits to net revenues, excluding the impact of the continued amortization of prior year share-based awards, is computed by dividing compensation and benefits, excluding the impact of the continued amortization of prior year share-based awards, by net revenues.

(3)	Thomson Financial — January 1, 2006 through November 24, 2006.

(4)	The firm’s investment banking backlog represents an estimate of future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(5)	Includes the transfer of $8 billion for the three months ended August 31, 2006 and for the year ended November 30, 2006, of money market assets under management to interest-bearing deposits at Goldman Sachs Bank USA, a wholly owned subsidiary of The Goldman Sachs Group, Inc. These deposits are not included in assets under management.

(6)	Beginning in the fourth quarter of 2006, “Cost of power generation” in the consolidated statements of earnings was reclassified to operating expenses. “Cost of power generation” was previously reported as a reduction to revenues. Compensation and benefits includes direct payroll costs associated with the firm’s consolidated power generation operations and cost of power generation includes the other direct costs associated with these power generation facilities and related contractual assets (e.g., fuel, operations, maintenance, depreciation and amortization). In the segment net revenue tables, this reclassification increased “Trading and Principal Investments — FICC” net revenues. Prior periods have been reclassified to conform to the current presentation, with no impact to the firm’s reported net earnings. The effect of this reclassification increased operating expenses as follows:

	Year Ended			Three Months Ended
	Nov. 24,	Nov. 25,	Nov. 26,	Nov. 24,	Aug. 25,	May 26,	Feb. 24,	Nov. 25,
	2006	2005	2004	2006	2006	2006	2006	2005
	(unaudited, $ in millions)

Compensation and benefits	$78	$70	$29	$23	$20	$22	$13	$18
Cost of power generation	406	386	372	98	101	122	85	99

Total	$484	$456	$401	$121	$121	$144	$98	$117

Footnotes (continued)

(7)	Consolidated entities held for investment purposes includes entities that are held strictly for capital appreciation, have a defined exit strategy and are engaged in activities that are not closely related to the firm’s principal businesses. For example, these investments include consolidated entities that hold real estate assets, such as golf courses and hotels in Asia, but exclude investments in entities that primarily hold financial assets. Management believes that it is meaningful to review non-compensation expenses excluding expenses related to these consolidated entities in order to evaluate trends in non-compensation expenses related to the firm’s principal business activities.

(8)	Beginning in the fourth quarter of 2006, third party research and brokerage fees and asset management sales and distribution fees have been reclassified from other expenses to brokerage, clearing, exchange and distribution fees in the consolidated statements of earnings. Prior periods have been reclassified to conform to the current presentation.

(9)	Beginning in November 2006, secured borrowings have been reclassified to collateralized financings, a new caption in the consolidated statement of financial condition. Secured long-term borrowings are no longer included within total capital.

(10)	Excludes 3,868, 9,901 and 7,382 employees as of November 2006, August 2006 and November 2005, respectively, of consolidated entities held for investment purposes. Compensation and benefits includes $64 million, $83 million and $60 million for the three months ended November 24, 2006, August 25, 2006 and November 25, 2005, respectively, attributable to these consolidated entities.

(11)	Beginning in 2006, includes 1,326 and 1,281 employees as of November 2006 and August 2006, respectively, of Goldman Sachs’ consolidated property management and loan servicing subsidiaries. November 2005 has been restated to conform to the current presentation and includes 1,198 employees.

(12)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no standard methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the firm’s Annual Report on Form 10-K for the year ended November 25, 2005 and in Part I, Item 3 “Quantitative and Qualitative Disclosures About Market Risk” in the firm’s Quarterly Report on Form 10-Q for the quarter ended August 25, 2006.

(13)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(14)	In the first quarter of 2006, the methodology for classifying certain non-money market assets was changed. The changes were primarily to reclassify certain assets allocated to external investment managers out of alternative investment assets and to reclassify currency funds into alternative investment assets. The changes did not impact total assets under management and prior periods have been reclassified to conform to the current presentation. Substantially all assets under management are valued as of calendar month end.

(15)	Excludes an economic hedge on the unrestricted shares of common stock underlying the investment. As of November 24, 2006, the fair value of this hedge was $3.07 billion. Includes the effect of foreign exchange revaluation on the investment, for which the firm also maintains an economic hedge.

(16)	Includes economic interests of $3.28 billion as of November 24, 2006 assumed by investment funds managed by Goldman Sachs.